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                                                                     EXHIBIT 4.7


                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (this "Escrow Agreement"), effective as of ________, 2006, is entered into by and among ATS Medical, Inc., a Minnesota corporation ("Parent"), Boyd D. Cox, an individual resident of the state of Arkansas (the "Stockholder Representative"), as agent for the holders of the capital stock of 3F Therapeutics, Inc., a Delaware corporation (the "Company", the holders of the Company Capital Stock are the "Stockholders", who are listed on Schedule A, attached hereto), and Wells Fargo Bank, N.A., a national banking association principally located in Minneapolis, Minnesota (the "Escrow Agent"). Parent and the Stockholder Representative are sometimes together referred to herein as the "Parties" and each individually as a "Party."

         WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of January 23, 2006, by and among Parent, Seabiscuit Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), the Company and the Stockholder Representative (the "Merger Agreement"), Merger Subsidiary will be merged with and into the Company (the "Merger") and each share of the Company common stock, $0.001 par value (the "Company Common Stock"), and the Company Preferred Stock (the Company Common Stock and the Company Preferred Stock may be collectively referred to as the "Company Capital Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive that number of shares of the common stock of the Parent, $0.01 par value per shares (the "Parent Common Stock"), as is determined in accordance with the terms and subject to the conditions of the Merger Agreement (all such shares of Parent Common Stock, collectively, the "Merger Consideration");

         WHEREAS, Section 2.1(b) of the Merger Agreement provides that if one or more of certain milestones are achieved, Parent will pay the Stockholders additional shares of Parent Common Stock (constituting a portion of the Merger Consideration), assuming there are no outstanding indemnification claims or rights of set off by Parent at that time;

         WHEREAS, Article 9 of the Merger Agreement provides that, in certain circumstances, shares of Parent Common Stock that would otherwise be required to be issued by Parent to the Stockholders from time to time after the Merger upon the achievement of one or more milestones may instead be deposited by Parent with the Escrow Agent (the "Set-Off Shares") and held by the Escrow Agent in escrow for the purpose described herein;

         WHEREAS, pursuant to the terms of the Merger Agreement and as part of the transactions contemplated thereby, the Parties agreed to enter into this Escrow Agreement and deposit with the Escrow Agent for the purposes set forth in the Merger Agreement a portion of the (a) Initial Merger Consideration as Escrow Shares and Distributions (as defined below) related thereto, and (b) Milestone Shares as Set-Off Shares and Distributions related thereto (both groups of shares and Distributions related thereto may be collectively referred to as the "Escrow Fund");

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         WHEREAS, pursuant to the terms of the Merger Agreement, the Parties agreed that the Escrow Shares and the Set-Off Shares shall provide security for Parent and consideration for satisfaction of any (a) pending indemnification claims that Parent may have against the Stockholders pursuant to the terms of the Merger Agreement; (b) payment obligations of Stockholders required to satisfy Parent's right to a net operating assets adjustment under Section 2.3 of the Merger Agreement; and (c) set-off rights of Parent arising under Section
5.21 of the Merger Agreement regarding recovery of the Edwards Holdback Amount.

         WHEREAS, pursuant to Section 12.13 of the Merger Agreement, the Stockholder Representative has authority to do, on behalf of the Stockholders, but is not limited to doing, the following after the Effective Time: (a) amend this Escrow Agreement or the Merger Agreement; (b) execute and deliver all documents and instruments which may be executed and delivered pursuant to this Escrow Agreement or the Merger Agreement; (c) make and receive notices and other communications pursuant to this Escrow Agreement or the Merger Agreement; (d) settle and dispute, any claim, action, suit or proceeding arising out of or related to this Escrow Agreement or the Merger Agreement; and (e) pay expenses incurred or which may be incurred on behalf of the Stockholders;

         WHEREAS, pursuant to the terms of the Merger Agreement, the Parties agreed that Parent shall deposit Escrow Shares and Set-Off Shares, if any, with the Escrow Agent to hold until instructed otherwise in accordance with the terms hereof and the Merger Agreement and the Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto shall be distributed only in accordance with the terms of this Agreement and the Merger Agreement;

         WHEREAS, the Parties and the Escrow Agent desire to more specifically set forth their rights and obligations with respect to the Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto and the distribution and release thereof;

         WHEREAS, Parent, the Company, and the Escrow Agent have entered into an agreement, dated as of the date hereof, pursuant to which the Escrow Agent, in its capacity as "Exchange Agent" thereunder, will, among other things, distribute to the Stockholders any Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Distributions related thereto that the Stockholders become entitled to receive under the Merger Agreement or this Escrow Agreement (the "Exchange Agreement"); and

         WHEREAS, the execution and delivery of this Escrow Agreement is a condition precedent to the closing of the Merger under the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Appointment of and Acceptance by the Escrow Agent. The Escrow Agent is hereby appointed by the Parties as the Escrow Agent in accordance with the instructions set forth herein. The Escrow Agent hereby accepts such appointment.



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         2. Establishment of Escrow. On the date hereof, in consideration of the transactions contemplated by the Merger Agreement, and in order to induce Parent to consummate the transactions contemplated by the Merger Agreement, and in order to secure the indemnification and payment obligations of the Stockholders and the set-off rights of Parent as provided for under Sections 2.3 and 5.21 of the Merger Agreement, Parent shall deposit or cause to be deposited into escrow by issuing to the Escrow Agent, in the name of the Escrow Agent, a certificate representing the Escrow Shares. Parent may also deposit or cause to be deposited into escrow by issuing to the Escrow Agent, in the name of the Escrow Agent, a certificate or certificates representing the Set-Off Shares pursuant to this Escrow Agreement. As so deposited, the Escrow Shares and Set-Off Shares shall be referred to as the "Deposited Shares" and shall also include any dividends, distributions, income, property or other rights distributed (including, without limitation, upon a stock split, stock dividend or other recapitalization of Parent) with respect to or in exchange for, or otherwise attaching or related to, the Escrow Shares (which have not been released from the escrow established by this Escrow Agreement) or Set-Off Shares (which have not been released from the escrow established by this Escrow Agreement) (the "Escrow Share Distributions" and the "Set-Off Share Distributions", respectively; the Escrow Share Distributions and Set-Off Share Distributions may be collectively referred to as the "Distributions"). The Deposited Shares, together with any Distributions, shall be held by the Escrow Agent, for the account of Parent, in order to satisfy any pending claims for indemnification made by Parent pursuant to Article 9 of the Merger Agreement, to satisfy Parent's right to a net working capital adjustment pursuant to Section 2.3 of the Merger Agreement, if any, and to satisfy Parent's set off rights under Section 5.21 of the Merger Agreement regarding recovery of the Edwards Holdback Amount, if any. The Escrow Agent agrees to accept delivery of the Deposited Shares and Distributions and to hold the Escrow Fund (Acct. # __________) in escrow subject to the terms and conditions of this Agreement (the "Escrow Account"). No portion of the Escrow Fund shall be subject to any consensual lien, attachment, trustee process, or other judicial process of any kind whatsoever of any creditor of any of the parties hereto.

         3. Investment of Cash Distributions.

            (a) The Escrow Agent shall be permitted to deposit, transfer, hold and invest any cash Distributions received by the Escrow Agent pursuant to this Agreement in one or more Wells Fargo Advantage Money Market Funds (the "Wells Fargo Advantage Funds") upon the completion by Parent of the Agency and Custody Account Direction for Cash Balances, a form of which is attached hereto as Appendix A. In the absence of written instructions from Parent, the Escrow Agent is hereby directed to invest cash Distributions in the Wells Fargo Advantage 100% Treasury Money Market Fund, Service Class Shares. The investments in the Wells Fargo Advantage Funds are not obligations of, or endorsed or guaranteed by, the Escrow Agent or its affiliates and are not insured by the Federal Deposit Insurance Corporation. All interest earned on invested funds, if any, shall be distributed to the Exchange Agent for distribution to the Stockholders or to Parent, as the case may be (in the




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case of the Stockholders, on a pro rata basis based on their Escrow Account
Interest (as hereinafter defined)), concurrently with the release of the related shares held in the Escrow Fund.

            (b) The Escrow Agent shall be entitled to sell or redeem any such investments as is necessary to make any distribution required under this Agreement. The Escrow Agent shall have no responsibilty or liability for any loss which may result from any investment made pursuant to this Agreement, or for any loss resulting from the sale of such investment. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

         4. Separate Accounts. The Escrow Agent shall keep a separate accounting for the Escrow Shares and the Set-Off Shares such that, in the event Parent or the Stockholders, as the case may be, become entitled to the Set-Off Shares and Set-Off Share Distributions related thereto or the Escrow Shares and Escrow Share Distributions related thereto pursuant to the Merger Agreement, the appropriate number of Set-Off Shares or Escrow Shares will be available for distribution, in addition to the appropriate Distributions related thereto.

         5. Information Regarding Company Stockholders. Schedule A attached hereto is a complete and correct list of the Stockholders of the Company, including their respective holdings of Company Capital Stock and percentage interest in the outstanding shares of Company Capital Stock as of the Effective Time of the Merger, their respective mailing addresses and their respective Escrow Account Interests. Schedule A may be revised from time to time by the Stockholder Representative to reflect any change in a mailing address of one or more of the Stockholders.

         6. Company Stockholders' Escrow Account Interest. At the time any distribution of all or any portion of the Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto is to be made by the Escrow Agent to the Exchange Agent for distribution to the Stockholders, the Stockholders shall each be entitled to a percentage interest of the Escrow Shares or Set-Off Shares or Distributions or other property related thereto being so distributed in proportion to the ratio by which the number of shares of Company Capital Stock held by each Company Stockholder at the Effective Time bears to the aggregate number of outstanding shares of Company Capital Stock at the Effective Time (the "Escrow Account Interest" or collectively the "Escrow Account Interests"). The Escrow Account Interest of each Company Stockholder is set forth on Schedule A attached hereto and shall not be certificated.

         7. Distributions, Voting, and Rights of Ownership regarding Escrow Shares and Set-Off Shares. Any Distributions with respect to the Escrow Shares or Set-Off Shares will be issued or distributed by Parent to the Escrow Fund as an additional contribution to the Escrow Fund by the Parent with such dividends or distributions retained by the Escrow Agent pursuant to the terms of this Escrow Agreement. The Stockholders, the Stockholder Representative and the Escrow Agent shall not have any voting rights to the Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto represented by such Stockholder's Escrow Account Interest while such shares or Distributions related thereto are held in escrow by the Escrow Agent. The Stockholders and the Stockholder Representative disclaim any right to such voting rights and agree not to attempt to exercise or claim a right to exercise any such voting rights with respect to such Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto. Unless and




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until assigned and transferred to the Stockholders through the Exchange Agent, or assigned and transferred to Parent, as the case may be, in accordance with the provisions hereof, the Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto shall be registered in the name of Wells Fargo Bank, N.A., in its sole capacity as Escrow Agent. Except for distributions of the Escrow Shares to Parent or to the Exchange Agent for distribution to the Stockholders as herein required, the Escrow Agent shall not sell, transfer, pledge, assign, encumber, or otherwise attempt to dispose or transfer any (i) Escrow Shares and Escrow Share Distributions related thereto or (ii) Set-Off Shares and Set-Off Share Distributions related thereto held pursuant to this Escrow Agreement.

         8. No Transfer of Escrow Shares and Set-Off Shares. Except for transfers by will, the laws of intestacy, or other operation of law, each Stockholder shall not sell, transfer, pledge, assign, encumber, or otherwise attempt to dispose or transfer of their Escrow Account Interest or the underlying shares or property related thereto, any portion thereof, or any interest therein, unless and until such Escrow Account Interest or the underlying shares or property related thereto, portion thereof, or interest therein is delivered by the Exchange Agent to such Stockholder pursuant to the terms of the Exchange Agreement. Each Stockholder shall not allow the Escrow Account Interest or the underlying shares or property related thereto, a portion thereof, or any interest therein to be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Stockholder, unless and until such Escrow Account Interest or the underlying shares or property related thereto, portion thereof, or interest therein is delivered by the Exchange Agent to such Stockholder pursuant to the terms of the Exchange Agreement. Any purported transfer in violation of any of the foregoing restrictions in this Section 8 shall be null, void and of no force or effect, and the Escrow Agent shall not recognize any request for such purorted transfer, unless such transfer was by operation of law.

         9. Procedure for Making Claims Against the Escrow Shares or Set-Off Shares. If Parent may make a claim pursuant to the terms of the Merger Agreement, Parent, either on behalf of itself or on behalf of Company, or its agent, may make, by delivering to the Stockholder Representative, with a copy provided to the Escrow Agent, a written notice (a "Claim Notice"), one or more claims (each such claim, a "Claim") against either: (a) the Escrow Shares or Distributions related thereto up to eighteen (18) months after the Effective Date (the "Escrow Shares Cut-Off Period"), or (b) the Set-Off Shares or Distributions related thereto (including any Escrow Shares remaining in the Escrow Fund that have not been previously distributed to Parent or to the Exchange Agent for distribution to the Stockholders pursuant to the terms of the Exchange Agreement) until the earlier of: (i) the date on which all Milestone Consideration has been issued or paid or set-off against to create Set-Off Shares as provided in the Merger Agreement, or (ii) the expiration of the Contingent Period (the "Final Cut-Off Period"). It is expressly agreed that Claims shall include indemnification claims brought by Parent during the applicable periods against either the Escrow Shares or the Set-Off Shares. As contemplated in the Merger Agreement, Parent, either on behalf of itself or on behalf of Company, or its agent, may make one or more Claims using Set-Off Shares or Distributions related thereto prior to December 31, 2013 or the final Milestone Date, whichever occurs first, so long as the Claim Notice was delivered to the Stockholder Representative by the end of the Final Cut-Off Period. Parent may make any such Claims before the certificates representing Escrow Shares and Escrow Share Distributions related thereto are delivered to the Escrow Agent, but Parent must make any such Claims before the certificates representing the Set-Off Shares and Set-Off Share Distributions related thereto are delivered to




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the Escrow Agent. If on [INSERT DATE 18 MONTHS FROM THE EFFECTIVE TIME OF
MERGER] Parent has no then pending Claim and Parent has not given notice to the Escrow Agent directing the Escrow Agent not to distribute the Escrow Shares and the Escrow Distributions, the parties agree that the Escrow Agent shall distribute all of the then remaining Escrow Shares and Escrow Distributions to the Exchange Agent for distribution to the Stockholders. Nothing herein shall be deemed to modify, supersede, or amend the provisions of the Merger Agreement as to the time periods, limits, methodology, or the like of making Claims for which indemnification may be sought.

         10. Disputed Claims. Within twenty (20) days of the Stockholder Representative receiving a Claim Notice, the Stockholder Representative, acting on behalf of the Stockholders, may dispute or object to any Claim, in whole or in part, by delivering to the Escrow Agent a copy of Parent's Claim Notice and a written notice of objection (an "Objection Notice") stating:

            (a) that the Stockholder Representative disputes or objects to such Claim;

            (b) that the Stockholder Representative has delivered a copy of the Objection Notice to Parent and the date on which such copy was delivered;

            (c) the portion of the Claim set forth in the Claim Notice, if any, that is not disputed or objected to; and

            (d) that the Objection Notice is made in a timely manner in accordance with this Escrow Agreement.

         If an Objection Notice is not delivered in a timely manner in accordance with this Section 10, the Stockholder Representative shall be deemed to have given its consent to the entire amount of the Claim. In that case, both Parent and the Stockholder Representative authorize the Escrow Agent to release promptly to Parent the number of Deposited Shares required to satisfy the Claim. The number of Deposited Shares to be released shall be calculated in accordance with their Escrow Agreement.

         Parent and the Stockholder Representative agree that all disputed Claims shall be resolved in accordance with the procedures set forth in Article 10 of the Merger Agreement.

         11. Payment of Claims. If the Escrow Agent receives from the Stockholder Representative written notice of consent or agreement to all or part of a Claim, or receives notice of a Final Decision (as defined below) in favor of Parent, the Escrow Agent shall thereupon promptly deliver to Parent from the Deposited Shares a number of Deposited Shares having a value equal to the aggregate amount of such Claim as specified in such written notice of consent or agreement from the Stockholder Representative or in the Final Decision, as the case may be, such value to be determined as hereinafter prescribed. If the Deposited Shares are not sufficient to satisfy in full such Claim (as consented or agreed to by Stockholder Representative or as finally determined by a Final Decision), the Escrow Agent shall deliver to Parent such Deposited Shares as are available and satisfy the remainder of such Claim from Distributions to the extent of such Distributions and/or from any subsequently Deposited Shares. Claims satisfied by payment in the form of Deposited Shares shall be satisfied by returning to Parent from the Deposited Shares the number of whole shares of Parent Common Stock equal to the quotient of the aggregate Claim(s) being so satisfied divided by the Average Market Price (as defined below), so adjusted, if appropriate, in the event that there occurs any stock dividend, stock split, or similar event with respect to the Parent Common Stock after the Effective Time. "Average Market Price" means (i) with respect to Escrow Shares, the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as Parent Common Stock is approved and listed for trading) on each of the sixty (60) trading days ending on (and including) the Distribution Date, and
(ii) with respect to Set-Off Shares, the Parent Milestone Share Price. Such Average Market Price and the





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number of Deposited Shares to satisfy such Claim shall be provided in writing to the Escrow Agent by Parent and the Stockholder Representative, which notice shall be provided promptly following consent or agreement by the Stockholder Representative of the Claim or the Final Decision, as the case may be.

         12. Distribution of Escrow Fund to Stockholders.

            (a) After the expiration of the Escrow Shares Cut-Off Period or Final Cut-Off Period, as the case may be and which date shall be provided in writing to the Escrow Agent by Parent, but only after disbursements have been made to Parent with respect to all resolved Claims and only after resolution of all pending unresolved Claims made prior to expiration of the Escrow Shares Cut-Off Period or the Final Cut-Off Period, as the case may be, and subject to
Section 15 and Section 16 of this Agreement, the Escrow Agent shall, after taking the actions described in this Section 12, remit the balance of the Escrow Fund (excluding any shares that are returned, or required to be returned, back to Parent pursuant to the terms of this Escrow Agreement) then remaining to the Exchange Agent for distribution to the Stockholders in accordance with their respective percentage Escrow Account Interest. In addition, prior to such proposed distribution to the Exchange Agent, the Escrow Agent shall notify Parent and the Stockholder Representative of the pending distribution(s) and the proposed number of Deposited Shares to be remitted to the Exchange Agent for distribution to the Stockholders. In the event that there exists as of the date of the proposed distribution any Claim that has not been satisfied in full or if Parent has provided written notice to the Escrow Agent and to the Stockholder Representative that states the reasons why pursuant to the Merger Agreement or by law that the Escrow Agent should not distribute all or any portion of the Escrow Fund to the Exchange Agent for distribution to the Stockholders, Parent and the Stockholder Representative shall endeavor in good faith to determine a reasonable estimate of the maximum amount of such Claim and shall jointly instruct the Escrow Agent to deliver any excess amount in the Escrow Fund to the Exchange Agent for distribution to the Stockholders. The Escrow Agent shall continue to hold such portion of the Escrow Fund in dispute until the Escrow Agent receives written instructions signed by each of Parent and the Stockholder Representative directing the Escrow Agent to deliver the Escrow Fund (or any portion thereof) or until there is a Final Decision (as hereinafter defined) with respect to a disputed Claim directing delivery of the Escrow Fund (or any portion thereof), in which case the Escrow Agent shall deliver the Escrow Fund (or such portion thereof) in accordance with the Final Decision. "Final Decision" means a decision, order, judgment or decree of an arbitrator or court having jurisdiction that is either not subject to appeal or as to which notice of appeal has not been timely filed or served.

             (b) Deposited Shares issued to the Stockholders shall be bifurcated into shares deemed to represent Merger Consideration and shares deemed to represent imputed interest, with separate share certificates with respect to Merger Consideration and imputed interest issued to each Stockholder. If the Stockholder Representative agrees to such allocation of Deposited Shares then remaining in the Escrow Account, the Stockholder Representative shall so notify Parent and Parent shall provide the Escrow Agent with such necessary stock certificates in the name of each such Stockholder (with separate certificates for the Merger Consideration and the imputed interest) representing such number of Deposited Shares, and the Escrow Agent shall remit such number of Deposited Shares to the Exchange Agent for distribution to each such Stockholder.



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             (c) Upon termination of this escrow, if there are any remaining
Deposited Shares in the Escrow Account as a result of Deposited Shares sent to any Stockholder being returned to the Escrow Agent, the Escrow Agent will as soon as practicable thereafter deliver to Parent any such remaining Deposited Shares in the Escrow Account. The remaining Deposited Shares in the Escrow Account will thereafter be held by Parent solely for the benefit of and for the ultimate distribution to any Stockholder who has not theretofore been paid such Stockholder's pro rata portion of the Escrow Fund as the sole equitable owner thereof and Parent will escheat abandoned property in accordance with applicable law. Notwithstanding anything herein to the contrary, the Escrow Agent is authorized to take any action with respect to the Escrow Fund upon receipt of a joint instructions notice signed by an authorized representative of Parent and the Stockholder Representative, provided the Escrow Agent has prior to such time received an incumbency certificate satisfactory to it for such representative of Parent.

         13. Duration of Escrow. The Escrow Agent shall hold all Escrow Shares and Set-Off Shares and other property constituting a part thereof until the Escrow Shares or Set-Off Shares, or other property constituting a part thereof that corresponds to the Distribution(s), is delivered to the Exchange Agent for distribution to the Stockholders or to Parent, as the case may be, pursuant to the terms of this Escrow Agreement.

         14. Fractional Shares. Notwithstanding any other provision of this Escrow Agreement to the contrary, no certificates representing fractional shares of Parent Common Stock shall be remitted to the Exchange Agent for conveyance to the Stockholders upon distribution from the Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto. In lieu of any fractional shares of Parent Common Stock to which any Stockholder may be entitled or which would otherwise be held as shares in escrow, Parent shall remit to the Exchange Agent for payment to such Stockholder or to the escrow account an amount of cash (without interest) determined by multiplying the fair market value of one share of Parent Common Stock on the Escrow Distribution Date (as defined below) by the fractional share interest to which such Stockholder would otherwise be entitled or which would otherwise be delivered to the escrow account (determined after taking into account all shares of Company Common Stock held by each such Stockholder immediately prior to the Effective Time). Parent will make available to the Escrow Agent all cash necessary for this purpose. If Parent becomes entitled to receive from each Stockholder any fraction of a share of Parent Common Stock from any Stockholder pursuant hereto, then Parent will receive the next higher whole number of shares and pay to such Stockholder an amount of cash (without interest) determined by multiplying the Average Market Price by the fractional share interest received by Parent as a result of the rounding up of the shares transferred by the Stockholder(s).

         15. Release and Return of Deposit Shares to Parent for Recovery of Edwards Holdback Amount. Pursuant to Section 5.21 of the Merger Agreement, Parent shall be entitled to all or any portion of the Edwards Holdback Amount not received on or prior to January 15, 2007 by Parent or the Surviving Corporation, which may be the entire Edwards Holdback Amount of Two Million Dollars ($2,000,000). If the Edwards Holdback Amount is not paid in full by January 15, 2007, then in accordance with Section 5.21 of the Merger Agreement, Parent shall have the right to, in its sole and absolute discretion, immediately notify the Escrow Agent to return to Parent the number of Escrow Shares as provided herein or, in its sole and absolute discretion, the number of Set-Off Shares from shares of Parent Common Stock that may be




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issued to the Stockholders as Milestone Shares. The number of such Escrow Shares
(or Set-Off Shares, as the case may be) that shall be used to satisfy the Edwards Holdback Amount that was not paid to Parent or the Surviving Corporation shall be equal to: (a) the portion of the Edwards Holdback Amount (which may be the entire amount) not received on or prior to January 15, 2007, divided by (b) the average of the closing sale prices (such closing price as reported by the Nasdaq Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) on each of the sixty (60) trading days ending on (and including) January 15, 2007. If Parent exercises its right to set-off pursuant to Section 5.21 of the Merger Agreement and so notifies the Escrow Agent to return the applicable number of Escrow Shares (or Set-Off Shares, as the case may be) to Parent as recovery of the Edwards Holdback Amount, such shares will automatically return to the status of authorized and unissued common stock of the Parent.

         16. Release and Return of Escrow Shares to Parent for Net Operating Assets Adjustment. Upon final resolution of an adjustment, if any, pursuant to
Section 2.3 of the Merger Agreement requiring shares to be returned to Parent, Parent shall give written notice thereof to the Escrow Agent and the Stockholder Representative of the exercising of Parent's right to withdraw Escrow Shares in order to give effect to the Net Operating Assets Adjustment as provided in
Section 2.3 of the Merger Agreement, specifying therein (a) the number of Escrow Shares to be so withdrawn and (b) evidence of calculation or other rationale providing for the withdraw of such number of Escrow Shares.

         17. Termination. This Escrow Agreement shall terminate as follows:

             (a) At the close of business on December 31, 2014 or one year after the final Milestone Date, whichever occurs first, but in no event shall this Escrow Agreement terminate within eighteen (18) months of the Effective Date (the "Escrow Distribution Date"), provided that there are no claims then pending against the Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto that were made by proper delivery of a Notice of Claim on or prior to such date, in which event the Escrow Agent shall promptly thereafter deliver any remaining Escrow Shares and Escrow Share Distributions related thereto, or Set-Off Shares and Set-Off Share Distributions related thereto, to the Exchange Agent for distribution to the Stockholders in accordance with each Stockholder's Escrow Account Interest; or

             (b) Upon Final Resolution of any claims of Parent that are pending against the Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto on the Escrow Distribution Date, provided that such claims were made by proper delivery of Notices of Claims on or before the Escrow Distribution Date, in which event the remaining Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto shall be distributed by the Escrow Agent to the Exchange Agent for distribution to the Stockholders in accordance with the Exchange Agreement; or

             (c) Upon the mutual written agreement to terminate this Escrow Agreement executed by Parent and the Stockholder Representative.



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         18. Indemnification of the Parent Indemnitees. In addition to and not in limitation of the indemnification provisions in the Merger Agreement, the Stockholders hereby agree, severally and not jointly, in proportion to their respective Escrow Account Interests, to indemnify and hold harmless Parent, the Surviving Corporation and their respective successors, officers, directors, stockholders and affiliates (the "Parent Indemnitees"), from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, that the Parent Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Parent Indemnitees arising out of or relating in any way to any actions or inactions taken by the Stockholder Representative in his capacity as such under this Escrow Agreement or the Merger Agreement.

         19. Authority of Escrow Agent. Parent and the Stockholder Representative, by execution and delivery of this Escrow Agreement, constitute and appoint the Escrow Agent as the Stockholders' true and lawful agent and attorney-in-fact to assign and transfer the Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto for Parent and the Stockholders, respectively, and in the name, place and stead of Parent and the Stockholders, respectively, as fully and to all the same extent as Parent or the Stockholders, respectively, could do on their own behalf, as shall from time to time be required in accordance with the provisions of this Escrow Agreement. In furtherance of the foregoing and not in limitation thereof, the Escrow Agent is specifically authorized to forward any of the Escrow Shares or Set-Off Shares, or Distributions or any other property constituting a part of the Escrow Shares or Set-Off Shares pursuant to this Escrow Agreement to (i) Parent in satisfaction of the Stockholders' indemnification obligations in the Merger Agreement, and/or payment obligations of the Stockholders in the Merger Agreement, and/or in satisfaction of Parent's set-off rights to recovery for the Edwards Holdback Amount, and/or in satisfaction of Parent's right to give effect to a net operating assets adjustment, if any, and as may be necessary to accomplish the intent and purposes of this Escrow Agreement, or (ii) provided Parent has no outstanding claims for indemnification, the Exchange Agent for purposes of having any such consideration or other property delivered to the respective Stockholders, on a pro rata basis according to each Stockholder's Escrow Account Interest. Such authority of the Escrow Agent shall not be affected by the subsequent bankruptcy, insolvency, death, disability or incompetence of Parent or any of the Stockholders, respectively.

         20. Successors, General Duties, Reporting, Liability, Resignation, Removal and Indemnification of Escrow Agent.

             (a) Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

            (b) The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Escrow Agreement and the Escrow Agent shall not be obligated to recognize any other agreement between any of the parties hereto, including the Merger Agreement, even though reference thereto may be made herein and whether or not the Escrow Agent has knowledge thereof. All references in this Escrow Agreement to any other agreement are for the convenience of the parties hereto other than the Escrow Agent, and the Escrow Agent has no duties or obligations with respect thereto. The Escrow Agent will hold and administer the Escrow Shares and Set-Off Shares, together with all Distributions related thereto, in accordance with the provisions of this Escrow Agreement.

             (c) Each quarter during the term of this Escrow Agreement, the Escrow Agent shall prepare and send to the Parent and Stockholder Representative a report describing in reasonable detail a summary of receipts and disbursements from the Escrow Account. The Escrow Agent will maintain complete and accurate records concerning all receipts and distributions to and from the Escrow Account, including, but not limited to, the date and amount of each distribution made to Parent or to the Exchange Agent for distribution to the Stockholders. The Escrow Agent will be deemed in compliance with this Section 20(c) if it maintains copies of all reports delivered from time to time pursuant to this Section 20(c). In the event that the Escrow Agent seeks indemnification pursuant to the terms of this Escrow Agreement, the Escrow Agent shall, in addition to the report required pursuant to this Section 20(c), prepare and send to Parent and the Stockholder Representative on a monthly basis a detailed summary of the Escrow Agent's fees and expenses, which shall include legal fees and expenses.

             (d) The Escrow Agent shall not be personally liable for any action taken or omitted to be taken hereunder if taken or omitted to be taken by the Escrow Agent in good faith or in the exercise by the Escrow Agent of its own best judgment unless it acts grossly negligent or with willful misconduct. The Escrow Agent shall also be fully protected in relying upon any written notice, demand, certificate or document that the Escrow Agent in good faith believes to be genuine unless it is grossly negligent or acts with willful misconduct.

             (e) Provided it acts in the absence of gross negligence, bad faith, and willful misconduct; the Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of notices, documents or securities now or hereafter deposited or delivered under this Escrow Agreement, or of any endorsement thereof, or for any lack of endorsement thereof, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver this Escrow Agreement or any such document, notice, security or endorsement.

             (f) The Escrow Agent may resign upon sixty (60) days' advance written notice to the Parties hereto or be removed by the mutual consent of Parent and the Stockholder Representative. No resignation or removal of the Escrow Agent and no appointment of a successor Escrow Agent, however, shall be effective until the acceptance of appointment by the successor Escrow Agent in the manner herein provided. In the event of the resignation or removal of the Escrow Agent, Parent and the Stockholder Representative shall agree upon a successor Escrow Agent. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, Parent and the Stockholder Representative an instrument accepting such appointment and the transfer of the Escrow Shares or Set-Off Shares, together with Distributions related thereto, and agreeing to the terms of this Escrow Agreement, and thereupon such successor Escrow Agent shall, without further act, become vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named herein. In the event Parent and the Stockholder Representative are unable to agree upon a successor Escrow Agent within twenty (20) days of the creation of the vacancy, Parent and the Stockholder Representative shall submit the dispute for arbitration as provided in the Merger Agreement and the arbitrator shall select a successor Escrow Agent within sixty (60) days of such arbitrator's appointment.

             (g) Parent, the Stockholders, and the Stockholder Representative, jointly and severally, hereby indemnify and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Escrow Agent. The Escrow Agent may consult counsel in respect of any question arising under this Escrow Agreement and the Escrow Agent shall not be liable for any actions taken or omitted in good faith upon advice of such counsel.

         21. Actions Relating to the Escrow Account.

             (a) The Stockholder Representative may initiate any legal proceeding against any party regarding, or defend any claim or action against or involving, the Escrow Fund and may assert counterclaims in such claims or actions, pursuant to the terms and conditions of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, in any action taken by the Stockholder Representative, the Stockholder Representative will be the sole and exclusive representative of the Stockholders in connection with all matters arising under the Merger Agreement and the agreements and transactions contemplated thereby including without limitation, representing the Stockholders in the event of any claim pursuant to Article 9 of the Merger Agreement, and will be deemed to represent all of the Stockholders' interests in the Escrow Account, and no Stockholder will independently be a party to such action. The Stockholders will be bound by the action taken by the Stockholder Representative hereunder. The Stockholder Representative is authorized only to represent such Stockholders in their capacities as Stockholders hereunder and as Stockholders under the Merger Agreement, and not in any other capacity.

             (b) No Company Stockholder will be entitled to act independently with respect to any actions required with respect to any claims for indemnification asserted against or on behalf of the Stockholders pursuant to the Merger Agreement or any other action relating to the Merger Agreement, the other agreements and the transactions contemplated thereby and any such actions will be taken solely by the Stockholder Representative. The Stockholder Representative will have full power and authority to act on behalf of the Stockholders with respect to such matters and the Stockholders will be bound by any and all such actions. The Stockholders and Parent acknowledge and agree that Boyd D. Cox is the Stockholder Representative for purposes of this Escrow Agreement, the Merger Agreement, and all the agreements and transactions contemplated thereby, and that until notice of a change in the Stockholder Representative is given pursuant to Sections 23 and 24 of this Escrow Agreement, Parent and the Escrow Agent will be entitled to rely upon the power and authority of the Stockholder Representative to act on behalf of the Stockholders and will be fully protected in acting on and relying upon any notice, direction, request, waiver, consent, receipt or other paper or document signed or presented by the Stockholder Representative.

             (c) In the event the Escrow Agent becomes a party to or otherwise involved in an action regarding the Escrow Account, the Escrow Agent will cooperate with the Stockholder Representative and Parent and participate in the compromise, dismissal or settlement of such action only at the direction of, and with the written consent of, the Stockholder Representative and Parent. The Stockholder Representative and Parent may compromise, dismiss or settle any action involving the Escrow Account without the written consent of any of the Stockholders or the Escrow Agent, except in the case of the Escrow Agent, any compromise, dismissal or settlement that adversely affects the Escrow Agent.

             (d) The Stockholder Representative will have the full power and authority to file such proofs of claim and other papers as may be necessary or appropriate in order to have the claims of the Stockholder Representative or the Stockholders allowed in any judicial proceeding. Nothing contained in this
Section 21 will be deemed to authorize the Escrow Agent to consent to or accept, on behalf of the Stockholder Representative or the Stockholders, any plan of reorganization, arrangement or adjustment affecting the rights of the Stockholder Representative or the Stockholders, or to authorize the Escrow Agent to vote in respect of the claims of the Stockholder Representative or any Stockholders in any such proceeding.

         22. Escrow Agent's Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee exhibit attached hereto as Exhibit C. The Escrow Agent shall send a copy of each invoice to both Parent and the Stockholder Representative. Parent shall pay such compensation in cash upon receipt of the Escrow Agent's invoice. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the Escrow Agent renders any material service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, of if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees (the "Extraordinary Expenses"), occasioned by any delay, controversy, litigation or event. The Escrow Agent may recover such Extraordinary Expenses from either Parent or the Stockholder Representative. The Parties agree, that amongst themselves, the Extraordinary Expenses shall be apportioned one-half (1/2) to Parent and one-half (1/2) to the Stockholder Representative (or the Stockholders pro rata pursuant to their Escrow Account Interest if the Stockholder Representative is unable to pay) upon receipt of the Escrow Agent's invoice by each Party.

         23. Removal; Successor Stockholder Representative. The Stockholder Representative may resign at any time by giving thirty (30) days' written notice to the Stockholders, Parent and the Escrow Agent. Such resignation shall take effect thirty (30) days after the date of the receipt of such notice by the Escrow Agent or at any later time specified therein, and if no time be specified, at the time of its receipt by the Escrow Agent. The acceptance of a resignation will not be necessary to make it effective, unless so specified therein. Holders of a majority of the Escrow Account Interest, as set forth on Schedule A attached hereto, will be entitled to remove and replace the Stockholder Representative at any time and for any reason upon sending written notice and a copy thereof to the Parent and the Escrow Agent. In the event of the death or disability of the Stockholder Representative, the Alternative Stockholder Representative shall automatically become the Stockholder Representative. In the event of the resignation or removal of the Stockholder Representative, the Alternative Stockholder Representative shall automatically become the Stockholder Representative (unless the holders of a majority of the Escrow Account Interest select a different Stockholder Representative). Parent and the Escrow Agent, as the case may be, shall be entitled to rely upon all actions authorized and all documents, certificates and instructions executed or issued by the Stockholder Representative until such time as Parent and the Escrow Agent, as the case may be, receive written notice of such resignation or removal of the Stockholder Representative from the Stockholder Representative.

         24. Notice Provisions. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly delivered and effective:

             (a) on the date of delivery, if delivered personally;

             (b) on the date of receipt if sent by reputable nationwide overnight courier; or

             (c) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

         If to the Company or to Parent or Merger Subsidiary:

             To:    ATS Medical, Inc.
                    3905 Annapolis Lane #105
                    Minneapolis, Minnesota 55447
                    Attn:    Rick Curtis, Vice President Marketing and Business
                             Development
                    Fax:     (763) 553-1492

             With a copy to:

                    Oppenheimer Wolff & Donnelly LLP
                    3300 Plaza VII
                    45 South Seventh Street
                    Minneapolis, Minnesota 55402
                    Attn:    Thomas A. Letscher, Esq.
                    Fax:     (612) 607-7100

or to such other address as the Company, Parent, or Merger Subsidiary shall furnish to the other parties hereto in writing in accordance with this subsection.

         If to the Stockholder Representative:

             To:    Boyd D. Cox
                    P.O. Box 573
                    Fayetteville, Arkansas 72702

or to such other address as the Stockholder Representative shall furnish to the other parties hereto in writing in accordance with this subsection.

         If to the Escrow Agent:

                    Wells Fargo Bank, N.A.

                    ---------------------------------

                    ---------------------------------

or to such other address as the Escrow Agent shall furnish to the other parties hereto in writing in accordance with this subsection.

         25. Tax Information.

             (a) Each of the Parties will complete and return to the Escrow Agent any and all tax forms or reports required to be maintained or obtained by the Escrow Agent in connection with its administration of this Escrow Agreement. The Parties agree that, for tax reporting purposes, all interest or other income from the investment of cash Distributions shall, as of the end of each calendar year, be reported as having been earned by Parent.

             (b) With respect to the disbursement of any Distributions or Deposited Shares pursuant to this Escrow Agreement, the Stockholder Representative shall be responsible for determining any tax reporting and withholding relating to any disbursement made to the Exchange Agent for disbursement to the Stockholders. Parent shall be responsible for determining any tax reporting and withholding relating to any such disbursement to Parent. The Stockholder Representative or Parent, as the case may be, shall instruct the Escrow Agent with respect to any and all tax reporting and withholding by (i) specifying in writing the amount of any withholding prior to any disbursement,
(ii) instructing the Escrow Agent in writing as to the specific version of the tax form to be distributed, (iii) furnishing any information required in such tax reporting forms that the Escrow Agent may reasonably request, and (iv) furnishing any guidance or direction in writing as may be reasonably requested by the Escrow Agent. The Escrow Agent will, in accordance with written instruction given in accordance with this Section 25, print and mail tax reporting forms to persons receiving distributions pursuant to this Escrow Agreement and transmit withholding amounts in accordance with its standard policies and procedures. The Escrow Agent shall not be considered the payor with respect to any payments made under this Agreement, and the Parties acknowledge that the Escrow Agent is not in a position to characterize the nature of the payment made to recipients for tax purposes. The Escrow Agent further shall not be considered the payor with respect to any payments made to any non-resident aliens and, accordingly, is not the "withholding agent" for purposes of any such payments as that term is defined under the regulations of the Internal Revenue Service ("IRS"). Any tax certifications received as a result of solicitations made by the Escrow Agent at the request of any Party will be forwarded to such Party for its review and analysis. The Escrow Agent shall not have any liability for any withholding, interest, or penalties assessed by the IRS due to a failure to withhold or report the proper amount of tax.

         26. General.

             (a) Execution in Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

             (b) Waivers. No waiver of any term, covenant or condition of this Escrow Agreement shall be effective unless made in a written instrument duly executed by or on behalf of the party against whom the waiver is to be effective.

             (c) Amendments. The parties may agree to the amendment or modification of this Escrow Agreement by an agreement in writing executed in the same manner as this Escrow Agreement.

             (d) Assignment. This Escrow Agreement may not be assigned by any of the parties hereto except pursuant to written consent of each of the parties hereto, which shall include the Escrow Agent.

             (e) Binding Effect. This Escrow Agreement shall be binding upon the successors and assigns of the parties hereto.

             (f) Governing Law. This Escrow Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware (without regard to the laws of conflict that might otherwise apply) as to all matters, including, without limitations, matters of validity, construction, effect, performance and remedies.

             (g) Captions. The captions of this Escrow Agreement are for convenience of reference only and shall not affect in any manner any of the terms, covenants or conditions hereof.

             (h) Definitions. Capitalized terms used in this Escrow Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

             (i) Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements herein. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the others and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms hereof.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

PARENT:                                        ATS MEDICAL, INC.


                                               By:
                                                   -----------------------------
                                                    Name:
                                                    Title:




ESCROW AGENT:                                  WELLS FARGO BANK, N.A.


                                               By:
                                                   -----------------------------
                                                    Name:
                                                    Title:

STOCKHOLDER REPRESENTATIVE:

                                               ---------------------------------
                                               Name:






                      [SIGNATURE PAGE TO ESCROW AGREEMENT]

                                   SCHEDULE A


  LIST OF COMPANY STOCKHOLDERS, MAILING ADDRESSES, AND ESCROW ACCOUNT INTERESTS


                                [TO BE ATTACHED]

                                    EXHIBIT A


                     NOTICE OF CLAIM UNDER ESCROW AGREEMENT


______, 200_

[Escrow Agent]
[Address]

[Stockholder Representative]
[Address]


Ladies and Gentlemen:

This Notice of Claim is being delivered pursuant to Section 9 of the Escrow Agreement dated as of _____________, 2006 by and among ATS Medical, Inc., a Minnesota corporation, _______________, as agent for the holders of the capital stock of 3F Therapeutics, Inc., a Delaware corporation, and Wells Fargo Bank, N.A., as escrow agent.

The basis for the claim(s) asserted by ATS Medical, Inc. under the Escrow Agreement and the dollar amount(s) thereof are as follows: [specify claims in reasonable detail]

The number of Escrow Shares and Escrow Share Distributions related thereto or Set-Off Shares and Set-Off Share Distributions related thereto necessary to discharge such claim(s) is __________ based on a per share valuation of $ per share of the Common Stock of ATS Medical, Inc., as determined in the manner provided in the Escrow Agreement.

Sincerely,


ATS MEDICAL, INC.


By:
    --------------------------------------
    Name:
    Title:

                                    EXHIBIT B


                     OBJECTION NOTICE UNDER ESCROW AGREEMENT


______, 200__

[Escrow Agent]
[Address]

ATS Medical, Inc.
[preferred address]


Ladies and Gentlemen:

This Objection Notice is being delivered pursuant to Section 10 of the Escrow Agreement dated as of __________, 2006 by and among ATS Medical, Inc., a Minnesota corporation, _______________, as agent for the holders of the capital stock of 3F Therapeutics, Inc., a Delaware corporation, and Wells Fargo Bank, N.A., as escrow agent, to dispute, to the extent described below, the claims of ATS Medical, Inc. asserted in its Notice of Claim dated _______, 200__.

The claim(s) asserted by ATS Medical, Inc. that are disputed by the Stockholder Representative and the basis for such dispute(s) are as follows: [specify basis for dispute(s) in reasonable detail]

Sincerely,



-------------------------------------------
Stockholder Representative

                                    EXHIBIT C



                            FEES OF THE ESCROW AGENT



                                [TO BE ATTACHED]

                                   APPENDIX A


         FORM OF AGENCY AND CUSTODY ACCOUNT DIRECTION FOR CASH BALANCES

   -------------------------------------------------------------------------

Direction to use Wells Fargo Advantage Funds for Cash Balances in the following account(s):

Account Names:

Account Number(s):

You are hereby directed to invest, as indicated below or as I shall direct further from time to time, all cash in the Account in the following money market portfolio of Wells Fargo Advantage Funds (the "Fund") or another permitted investment of my choice (Check One):

[ ] Wells Fargo Advantage Funds, Cash Investment Money Market Fund
[ ] Wells Fargo Advantage Funds, Treasury Plus Money Market Fund
[ ] Wells Fargo Advantage Funds, 100% Treasury Money Market Fund
[ ] Wells Fargo Advantage Funds, Government Money Market Fund
[ ] Wells Fargo Advantage Funds, National Tax-Free Money Market Fund

I acknowledge that I have received, at my request, and reviewed the Fund's prospectus and have determined that the Fund is an appropriate investment for the Account.

I understand from reading the Fund's prospectus that Wells Fargo Funds Management, LLC, ("Wells Fargo Bank") a wholly-owned subsidiary of Wells Fargo & Company provides investment advisory and other administrative services for the Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide sub-advisory and other services for the Funds. Boston Financial Data Services serves as transfer agent for the Funds. The Funds are distributed by Stephens Inc., Member NYSE/SIPC. Wells Fargo & Company and its affiliates are not affiliated with Stephens Inc. I also understand that Wells Fargo & Company will be paid, and its bank affiliates may be paid, fees for services to the Funds and that those fees may include Processing Organization fees as described in the Fund's prospectus.

I understand that you will not exclude amounts invested in the Fund from Account assets subject to fees under the Account agreement between us.

I understand that investments in the Fund are not obligations of, or endorsed or guaranteed by, Wells Fargo Bank or its affiliates and are not insured by the Federal Deposit Insurance Corporation.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

I understand that if I choose to communicate this investment direction solely via facsimile, then the investment direction will be understood to be enforceable and binding.




-----------------------
Signature

-----------------------
Date

                                     - 2 -